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                                                                  EXHIBIT (c)(2)

                             STOCK OPTION AGREEMENT

         This STOCK OPTION AGREEMENT, dated as of September 21, 1998 (the "AGREEMENT"), is by and between Gamma Biologicals, Inc., a Texas corporation ("ISSUER"), and Immucor, Inc., a Georgia corporation ("PARENT").

         WHEREAS, Issuer and Parent have entered into that certain Agreement and Plan of Merger dated as of the date hereof (the "MERGER AGREEMENT") providing for the strategic combination of Issuer and Gamma Acquisition Corporation, a Texas corporation and wholly-owned subsidiary of Parent ("GRANTEE"), providing for, among other things, the tender offer to Issuer's shareholders followed by the merger of Issuer and Grantee (the "MERGER"); and

         WHEREAS, as an inducement to Grantee's execution of the Merger Agreement, Issuer hereby grants to Grantee the Option (as defined below);

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

         1. Grant of Option. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "OPTION") to purchase up to 19.9% shares (the "OPTION SHARES") of Issuer Common Stock at a price per Option Share of $5.40 (the "PURCHASE PRICE"); provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed 19.9% of Issuer's issued and outstanding shares of Common Stock as determined in accordance with Section 4(e) of this Agreement.

         2.       Exercise of Option.

         (a) Provided that no preliminary or permanent injunction or other order against the delivery of the Option Shares issued by any court of competent jurisdiction in the United States shall be in effect, Grantee may exercise the Option, in whole or in part, at any time and from time to time at or prior to the Termination Date (as defined below). Subject to Sections 6(b)-(h) of this Agreement, except as to Option Shares for which a notice of exercise previously has been given pursuant to the terms hereof, the Option shall terminate and be of no further force or effect upon the first anniversary of the date hereof, unless Issuer and the Grantee shall agree in writing to extend this Agreement to a date specified in such writing (hereinafter sometimes referred to as the "TERMINATION DATE"); provided that any purchase of Option Shares upon exercise of the Option shall be subject to compliance with applicable law.

         (b) If Grantee wishes to exercise the Option, it shall send Issuer a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying: (i) the total number of Option Shares it intends to purchase pursuant to such exercise; and (ii) subject to the next sentence, a place and date not earlier than three business days nor later than 15 business days after the Notice Date for the closing (the "CLOSING") of such purchase (the "CLOSING DATE"). If prior notification to or consent of any regulatory authority is required in connection with such purchase, or if the Notice Date is less than three business days prior to the Termination Date, then, notwithstanding the prior


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occurrence of the Termination Date, the Closing Date shall be extended for such period as shall be necessary to enable such prior notification or consent to occur or to be obtained (and the expiration of any mandatory waiting period), and/or until the Closing Date properly specified in the notice of exercise. Issuer shall cooperate with Grantee in the filing of any application or documents necessary to obtain any required consent or in connection with any required prior notification and the Closing shall occur immediately following receipt of such consent or the filing of any such prior notification (and the expiration of any mandatory waiting period).

         3.       Payment and Delivery of Certificates.

         (a) On each Closing Date, Grantee shall: (i) pay to Issuer, in cash in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date; and (ii) present and surrender this Agreement to Issuer at the address of Issuer specified in
Section 10(f) hereof.

         (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in
Section 3(a) above, (i) Issuer shall deliver to Grantee (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no preemptive rights, and
(B) if the Option is exercised in part only, an executed, new Stock Option Agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state securities laws or of the provisions of this Agreement.

         (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF SEPTEMBER 21, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such legend if Grantee shall have delivered to Issuer a copy of a letter from the staff of the Securities and Exchange Commission (the "SEC"), or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act of 1933.

         (d) Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under Section 2(b), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Grantee shall be deemed to be the


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holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Grantee. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of the Grantee, and Grantee shall pay all expenses and any United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Grantee's assignee, transferee or designee.

         (e) Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock; (ii) that it will not, by amendment to its Articles of Incorporation or Bylaws or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including complying (if applicable) with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss. 18a and regulations promulgated thereunder) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Issuer Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

         4. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

         (a) Due Authorization. Issuer has all requisite corporate power and authority to enter into this Agreement to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

         (b) Authorized Stock. Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Grantee to exercise the Option in full, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to
Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, including any preemptive right of any shareholder of Issuer.


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         (c)      No Violation. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Articles of Incorporation or Bylaws of Issuer or any subsidiary of Issuer or result in any violation of any material loan or credit agreement, note, mortgage, indenture, lease, plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any subsidiary of Issuer or their respective properties or assets.

         (d) Business Combination Statute. Prior to the execution and delivery of this Agreement, the Board of Directors of Issuer has unanimously approved any and all transactions, events, agreements and circumstances (including, without limitation, the execution, delivery and performance of this Agreement and the grant of the Option) that could have the effect of causing Grantee to become an "interested stockholder" (as defined in Article 13.03 of the Texas Business Corporation Act ("TEXAS LAW")); (ii) after giving effect to this Agreement neither Parent nor Grantee is an "interested shareholder" as such term is defined in Article 13.03 of Texas Law; and (iii) except for
Article 13.03, no "fair price," "moratorium," or other similar antitakeover statute or provision applies to the transaction contemplated by this Agreement.

         (e) At the date hereof, the Option Shares consist of 1,149,221 shares of Issuer Common Stock, which represents 19.9% of the shares of Issuer Common Stock that would be outstanding immediately after the exercise in full of the option on the date hereof; provided, however, that no such Issuer Common Stock held by a subsidiary of Issuer (in whatever capacity) shall be treated as "issued and outstanding" for purposes of the foregoing calculation.

         5. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

         (a) Due Authorization. Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

         (b) Purchase Not for Distribution. This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

         6.       Adjustment upon Changes in Capitalization, etc.

         (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Grantee shall receive, upon exercise of the Option, the number and class of


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shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

         (b) If Issuer, prior to the Termination Date, shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company;
(iii) to sell or otherwise transfer all or any substantial part of its assets to any person, other than Grantee or one of its subsidiaries; or (iv) to enter into a transaction with an economic effect similar to that described in clauses
(i)-(iii), then, and in each such case, the agreement governing such transaction shall make proper provisions so that, upon the consummation of any such transaction and upon the terms and conditions set forth herein, the Option, notwithstanding the fact that as of the date of consummation of such transaction the Termination Date shall have occurred, shall be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (in each case, such entity being referred to as the "SUBSTITUTE OPTION ISSUER").

         (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, because of the applicability of any law or regulation, have the exact terms as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then-holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

         (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of each share of Substitute Common Stock subject to the Substitute Option (the "SUBSTITUTE PURCHASE PRICE") shall be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

         (e)      The following terms have the meanings indicated:

                  (i) "ACQUIRING CORPORATION" shall mean (x) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (y) Issuer in a consolidation or merger or in which Issuer is the continuing or surviving person, and (z) the


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         transferee of all or any substantial part of Issuer's assets (or the assets of its subsidiaries).

                  (ii) "SUBSTITUTE COMMON STOCK" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

                  (iii) "ASSIGNED VALUE" shall mean the highest of (x) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made by any person (other than Grantee), and (y) the price per share of Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer; provided, however, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In the event that a tender offer or exchange offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm mutually selected by Grantee and Issuer (or if applicable, Acquiring Corporation), provided that if a mutual selection cannot be made as to such investment banking firm, it shall be selected by Grantee.

                  (iv) "AVERAGE PRICE" shall mean the average last sales price or closing price of a share of the Substitute Common Stock for the 20 trading days immediately preceding the consolidation, merger or sale in question, but in no event higher than the last sales price or closing price of the shares of the Substitute Common Stock on the day preceding such consolidation, merger, or sale; provided that if Issuer is Issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

         (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding (calculated as described in Section 4(e)) prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% (calculated as described in Section 4(e)) of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

         (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 6 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assumes in writing all of the obligations of Issuer hereunder and takes all other actions that may be necessary so that the provisions of this Section 6 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in


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no way distinguishable from or have lesser economic value (other than any diminution resulting from the fact that the Substitute Common Stock is "restricted securities" within the meaning of Rule 144 under the Securities
Act) than other shares of common stock issued by the Substitute Option Issuer).

         (h) The provisions of Sections 7 and 8 shall apply, wit appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 6 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price," and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price," and "Substitute Common Stock," respectively.

         7.       Registration Rights.

         (a) Demand Registration Rights. Issuer shall, subject to the conditions of subparagraph (c) below, if requested by Grantee, as expeditiously as possible prepare, file and keep current a registration statement under the Securities Act if such registration is necessary (in the reasonable judgment of Issuer's counsel) in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Grantee in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.

         (b) Additional Registration Rights. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Grantee (and any permitted transferee) of its intention to do so and, upon the written request of Grantee (or any such permitted transferee of Grantee) given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Grantee (or such permitted transferee)), Issuer will cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering.

         (c) Conditions to Required Registration. Issuer shall use all reasonable efforts to cause each registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective until the completion of Grantee's sale of all shares or other securities covered by such registration statement, provided, however, Issuer shall not be required to register Option Shares under the Securities Act pursuant to subparagraph (a) above:

                  (i)      prior to a Purchase Event;

                  (ii)     on more than two occasions; and

                  (iii) within 90 days after the effective date of a registration referred to in


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         subparagraph (b) above pursuant to which the holder or holders of the
         Option Shares concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested.

         Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares.

         (d) Expenses. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses, legal expenses of Issuer, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or (b) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above.

         (e) Indemnification. In connection with any registration under subparagraph (a) or (b) above Issuer hereby indemnifies the holder of the Option Shares, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer within the meaning of Section 15 of the Securities Act shall be indemnified by such holder of the Option Shares, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

         Promptly upon receipt by a party indemnified under this subparagraph
(e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e). In case notice of


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commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

         If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the selling shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the selling shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, however, that in no case shall the holders of the Option Shares be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

         In connection with any registration pursuant to subparagraph (a) or
(b) above, Issuer and each holder of any Option Shares (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e) or such other indemnification and contribution agreement as may be required.

         (f) Miscellaneous Reporting. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the holder thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time. Issuer shall at its expense provide the holder of any Option Shares with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.


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         (g)      Issue Taxes. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares to Grantee and in connection with the exercise of the Option, and will save Grantee harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes. Grantee will pay all stamp taxes in connection with the issuance and the sale of the Option Shares to an assignee, transferee or designee of Grantee, and will save Issuer harmless, without limitation as to time, against any and all liabilities with respect to all such taxes.

         8. Quotation; Listing. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the AMEX or any other securities exchange or market, Issuer, upon the request of Grantee, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the AMEX or such other securities exchange or market and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

         9. Division of Option. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

         10.      Miscellaneous.

         (a) Expenses. Except as otherwise provided in Section 7, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

         (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision if such waiver is in writing. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         (c) Entire Agreement; No Third-Party Beneficiary; Severability. This Agreement and the other documents and instruments referred to herein between Grantee and Issuer (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 10(h)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire the full number of shares of Issuer Common Stock as provided in Section 3 (as adjusted pursuant to Section 6), it is the express intention of Issuer to allow Grantee to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

         (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to any applicable conflicts of law rules.

         (e) Descriptive Heading. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by overnight courier or express mail service or by postage pre-paid certified or registered mail, return receipt requested (the return receipt constituting prima facie evidence of the giving of such notice, request, demand or other communication), by personal delivery, or by fax with confirmation or receipt, to the following address or such other address of which a party subsequently may give notice to all the other parties:

         If to Issuer to:           Gamma Biologicals, Inc.
                                    3700 Mangum Road
                                    Houston, TX  77092
                                    Attn:  Chief Executive Officer
                                    Fax:  (713) 956-3333

         with a copy to:            Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.
                                    600 Travis Street
                                    3400 Texas Commerce Tower
                                    Houston, Texas 77002
                                    Attention: David F. Taylor
                                    Fax: (713) 223-3717

         If to Grantee to:          Immucor Inc.
                                    3130 Gateway Drive,
                                    Norcross, GA 30091
                                    Attention: Chief Executive Officer
                                    Fax:  (770) 242-8930
         with a copy to:            Nelson Mullins Riley & Scarborough, L.L.P.
                                    First Union Plaza
                                    999 Peachtree Street
                                    Suite 1400
                                    Atlanta, Georgia 30309
                                    Fax:    (404) 817-6050
                                    Attn:  Philip H. Moise, Esq.

         (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

         (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement or any of its rights hereunder to a wholly owned subsidiary of Grantee. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (i) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

         (j) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

                         (CONTINUED ON FOLLOWING PAGE)

         IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                            IMMUCOR, INC.

                                            By: /s/ EDWARD L. GALLUP
                                               --------------------------------
                                               Edward L. Gallup, President


                                            GAMMA BIOLOGICALS, INC.


                                            By: /s/ DAVID E. HATCHER
                                               --------------------------------
                                               David E. Hatcher, President